Exhibit 99 (a)

For Release: Tuesday, June 13, 9 a.m.

Media contact:	Claudia Piccinin 248-813-2942

DELPHI NAMES NEW BOARD MEMBER
          TROY, Mich. — Delphi Corp. announced today that it has elected John D. Englar, 59, to its Board of Directors, effective July 18. Englar is an executive in residence for Duke University, Fuqua School of Business, in Durham, N. C. and The Bryan School of Business of the University of North Carolina, Greensboro, N.C. He will serve on Delphi’s Corporate Governance and Public Issues Committee.
          Until November 2003, Englar was senior vice president, corporate development and law with Burlington Industries, Inc. in Greensboro, North Carolina. In his 25-year career with Burlington, he held several critical executive leadership positions including chief financial officer, chief investment officer and general counsel. He also served on Burlington’s Board of Directors from 1990 to 2003, chairing its investment committee. From 1972 to 1978, he was an attorney with Davis Polk & Wardwell in Paris and New York.
          Englar earned a bachelor’s degree in 1969 and a jurist doctor degree in 1972, both from Duke University. He is a member of the Duke CIBER Advisory Council.
          For more information about Delphi, please visit www.delphi.com/media.
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